Exhibit 99.1

                                  NEWS RELEASE
          ENZON ANNOUNCES SCHERING-PLOUGH'S PEGINTRON(TM) RECOMMENDED
        FOR APPROVAL FOR TREATMENT OF HEPATITIS C IN EUROPEAN UNION (EU)

     PISCATAWAY, NJ - February 22, 2000 -- Enzon, Inc. (NASDAQ: ENZN) announced today that Schering-Plough Corporation (NYSE: SGP) has stated that the Committee for Proprietary Medicinal Products (CPMP) of the European Agency for the Evaluation of Medicinal Products (EMEA) has issued a positive opinion recommending approval of PEGINTRON(TM) (peginterferon alfa- 2b) for the treatment of adult patients with chronic hepatitis C. PEG-INTRON is a modified form of Schering's INTRON(R) A (interferon alfa-2b, recombinant) that was developed using Enzon's PEG technology to have longer-acting properties.

     The Marketing Authorization Application of PEGINTRON is based on clinical trials in which patients were administered PEGINTRON subcutaneously once weekly for one year.

     PEGINTRON is indicated in monotherapy in case of intolerance or contraindication to ribavirin, for the treatment of adult patients with histologically proven chronic hepatitis C who have serum markers for virus C replication, e.g. those who have elevated transaminases(1) without liver decompensation and who are positive for serum HCV-RNA(2) or anti-HCV(3).

     The CPMP opinion serves as the basis for a European Commission approval, which is typically issued in approximately three months. Commission approval of the centralized Marketing Authorization Application for PEGINTRON will result in one single Marketing Authorization with unified labeling that will be valid in all 15 European Union-Member States.

     Chronic hepatitis C is estimated to affect some 10 million people in major world markets. As many as 5 million Europeans (1 to 2 percent of the general population) are chronically infected with the hepatitis C virus, according to a study conducted by the World Health Organization (WHO). In Europe, chronic hepatitis C is the leading cause of chronic liver disease and the most common reason for liver transplant.

     In the United States, Schering-Plough on Dec. 23, 1999, submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration
(FDA) seeking marketing approval for


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     PEG-INTRON(TM) (peginterferon alfa-2b) Powder for Injection for the treatment of chronic hepatitis C in patients 18 years of age or older with compensated liver disease. The application proposes administration of PEG-INTRON subcutaneously once weekly for one year. Some 4 million Americans are chronically infected with the hepatitis C virus, according to the Centers for Disease Control and Prevention (CDCP).

     PEG-INTRON is also in Phase III clinical trials as combination therapy with REBETOL(R) (ribavirin, USP) for hepatitis C. In addition, PEG-INTRON is in Phase III clinical trials for two cancer indications, malignant melanoma and chronic myelogenous leukemia (CML), as well as in early stage trials for various solid tumors.

     Enzon is a biopharmaceutical company developing advanced therapeutics for life-threatening diseases through the application of its proprietary drug delivery and targeting technologies, PEG Modification, Pro Drug/Transport technology and Single-Chain Antigen-Binding (SCA(R)) Protein technology. Enzon's research activities are focused primarily in the area of oncology. In addition to two FDA approved products, Enzon has several products in various stages of clinical development by itself and with partners. Enzon develops and markets products on its own and through its alliance partners, which in addition to Schering-Plough include Alexion Pharmaceuticals, Baxter Healthcare, Bristol-Myers Squibb, Eli Lilly, and Rhone-Poulenc Rorer Pharmaceuticals.

     Certain statements made in this press release related to potential government approvals, market potential, commercialization and sales revenues of medical products and biologics, as well as their therapeutic applications and outcomes, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such results.

(1)  Elevated enzyme levels indicating ongoing liver inflammation.

(2)  HCV-RNA: hepatitis C viral RNA (ribonucleic acid).

(3)  Anti-HCV: antibodies to hepatitis C virus.

             This release is also available at http://www.enzon.com
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